June 19, 2020

AlphaMark Investment Trust

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Re: AlphaMark Investment Trust, File Nos. 333-152045 and 811-22213

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed on December 21, 2018 with Post-Effective Amendment No. 18 to the AlphaMark Investment Trust’s Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 22 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP
THOMPSON HINE LLP